PROSPECTUS SUPPLEMENT
   (TO PROSPECTUS DATED JUNE 18, 1997)


             4,000,000 TRUST CONVERTIBLE PREFERRED SECURITIES
                         MCKESSON FINANCING TRUST
                5% TRUST CONVERTIBLE PREFERRED SECURITIES
       (LIQUIDATION AMOUNT $50 PER CONVERTIBLE PREFERRED SECURITY)
              GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                           MCKESSON CORPORATION

                         ------------------------

         This Prospectus Supplement supplements and amends the Prospectus dated June 18, 1997 (the "Prospectus") relating to the 5% Trust Convertible Preferred Securities (the "Convertible Preferred Securities"), which represent preferred undivided beneficial interests in the assets of McKesson Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.01 per share ("McKesson Common Stock"), of McKesson Corporation, a Delaware corporation ("McKesson"), issuable upon conversion of the Convertible Preferred Securities.

         McKesson and AmeriSource Health Corporation ("AmeriSource"), a leading U.S. wholesale distributor of pharmaceutical and related health care products and services, have signed a definitive merger agreement providing for McKesson to acquire AmeriSource. Under the terms of the agreement, stockholders of AmeriSource will receive a fixed exchange ratio of 0.71 shares of McKesson common stock for each share of AmeriSource common stock. McKesson will issue approximately
   17.4 million new shares of common stock in the merger, and will assume the long-term debt of AmeriSource which was approximately $532.3 million at June 30, 1997. The merger of the two companies has been structured as a tax-free transaction and will be accounted for as a pooling of interests. The combined company will operate under the McKesson name and will be headquartered in San Francisco.

         Upon completion of the merger, R. David Yost, currently president and chief executive officer of AmeriSource, will become group president of the AmeriSource Services Group and a McKesson corporate vice president. Also upon completion of the merger, McKesson's board of directors will be expanded from nine to twelve members, which will include Yost and another two directors from the current AmeriSource board.

         Subject to regulatory approval and shareholder approval of both companies, the transaction is expected to be completed in early 1998. There can be no assurance that the merger will be completed, or that it will be completed as contemplated.

         The table on pages 56 through 58 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended), is hereby amended by the addition of an item 60 to that table as follows:

                          Convertible Preferred                                 Convertible Preferred
                          Securities Owned           Number of                  Securities Owned
                          Prior to Offering          Convertible Preferred      After Offering
   "Selling Holder        Number       Percent       Securities Offered         Number       Percent
                          ------       -------       ---------------------      ------       -------
    60. Credit Suisse     1,700         0.04%        1,700                      0              0%"
        First Boston
        Corporation

         The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Preferred Securities and McKesson Common Stock issuable upon conversion of the Convertible Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

   PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE
   PROSPECTUS.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The date of this Prospectus Supplement is October 13, 1997.